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                                                                    Exhibit 99.3

Sabre Holdings Corporation Closes Acquisition of GetThere Inc

FORT WORTH, Texas, Oct. 17 /PRNewswire/ -- Sabre Holdings Corporation (NYSE:
TSG) today announced  the close of its acquisition of GetThere Inc. (Nasdaq:
GTHR), with GetThere becoming a wholly owned subsidiary of Sabre. The transaction creates the undisputed leader in both the business-to-business corporate online travel channel and the business-to-consumer e-commerce channel for airlines, travel suppliers and travel agencies.

On August 28, 2000 Sabre announced its agreement to acquire GetThere in an all cash tender offer for all of the outstanding shares of GetThere common stock at $17.75 per share, or approximately $757 million. Sabre announced the completion of the tender offer on October 9, 2000, having received more than 90% of the outstanding shares prior to the expiration of the tender offer period. GetThere stock ceased to be traded on Nasdaq as of the close of business on Monday, October 16, 2000.

Sabre expects shortly to combine the company's e-commerce corporate travel management and purchasing system, Sabre Business Travel Solutions, with GetThere's operations. The combined businesses will be marketed under the name GetThere, a Sabre company. Company headquarters will be located in Menlo Park, California. Gadi Maier, the chairman, president and chief executive officer of GetThere will serve as president of the organization and will report to William J. Hannigan, chairman, president and chief executive officer of Sabre.

Corporate travel customers will have a breadth of product functionality coupled with connectivity to multiple global distribution systems. The product functionality is expected to substantially reduce travel procurement costs.

Airline, travel supplier and travel agency customers will benefit from increased innovation and synergies gained from leveraging e-commerce solutions from two industry leaders. The Web site development and management operations will have the broadest portfolio of products available in the world.

GetThere and Sabre BTS have more than 1,000 combined customers including corporations such as Boeing, Chevron, Cisco Systems, Citicorp, Dell, General Electric, Lucent, Nike and Nortel. Sabre and GetThere power consumer Web sites for airlines including United Airlines, America West, US Airways and Swissair, and retailers such as American Express, Cheap Tickets and Travelocity.com.

According to Forrester Research, Inc., the online travel market is expected to reach $29.4 billion in the U.S. by 2003, nearly four times the 1999 level. Additionally, the online corporate channel is expected to grow to $11.3 billion by 2003. Currently, only one percent of this market has been addressed.

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The acquisition adds to Sabre's portfolio of online travel businesses including Sabre Virtually There, Travelocity.com and the many Web-based products designed specifically for the travel industry.

About Sabre

Sabre is the leading provider of technology and marketing services for the travel industry. Headquartered in Dallas/Fort Worth, Texas, the company has nearly 10,000 employees worldwide who span 45 countries. Sabre reported 1999 revenues of $2.4 billion, up 5.6 percent from 1998. Net earnings were $264 million, excluding special items, up 15.2 percent from the prior year. Sabre maintains an ownership interest of approximately 70 percent in Travelocity.com (Nasdaq: TVLY), the world's leading online B2C travel site. More information on Sabre is available on the World Wide Web at http://www.sabre.com. Sabre and the Sabre logo are registered trademarks of an affiliate of Sabre Inc.

About GetThere

GetThere operates one of the world's largest Internet marketplaces focused on business-to-business travel services. GetThere's systems are used to provide online travel procurement to employees at leading corporations such as Boeing, Chevron, Cisco, Lucent, MetLife, Nike and Xerox. GetThere also powers online travel sites for leading airlines, including Alitalia, All Nippon Airways, America West, British Airways, Northwest Airlines, TWA and United Airlines. GetThere can be found on the World Wide Web at http://www.GetThere.com.

Statements in this news release that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth, are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to Sabre and GetThere on the date of this release. Any forward looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward looking statements, including risks related to: maintaining existing GetThere customer and employee relationships; competition and technological innovation by competitors; risks related to technology, including the integration of the Sabre and GetThere technology; seasonality of the travel industry and booking revenues; sensitivity to general economic conditions; and legal and regulatory issues. Further information regarding factors that could affect Sabre's financial and other results is included in Sabre's and GetThere's filings with the Securities and Exchange Commission. Sabre undertakes no obligation to publicity update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

Source:
     Sabre Holdings Corporation

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Contact:
      Theda W. Page Whitehead of Sabre Holdings Corporation, 817-967-1859, or theda.whitehead@sabre.com; or Dan Toporek of GetThere Inc., 650-752-1627, or dtoporek@getthere.com